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CUSIP No. 457030104                    13G                     Page 1 of 8 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   Information to be Included in Statements Filed Pursuant to Rules 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
                             (Amendment No. ____)*

                          Ingles Markets Incorporated.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.05 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    457030104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 23, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

----------

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 457030104                    13G                     Page 2 of 8 Pages
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    1       NAMES OF REPORTING PERSONS
            Silver Point Capital, L.P.
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            22-3849636
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------

    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
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                                        5     SOLE VOTING POWER
              NUMBER OF
                                                    -0-
               SHARES                   ----------------------------------------
                                        6     SHARED VOTING POWER
            BENEFICIALLY
                                                    609,000 (See Item 4)
              OWNED BY                  ----------------------------------------
                                        7     SOLE DISPOSITIVE POWER
                EACH
                                                    -0-
              REPORTING                 ----------------------------------------
                                        8     SHARED DISPOSITIVE POWER
               PERSON
                                                    609,000 (See Item 4)
                WITH
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     609,000  (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                        [_]

--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.04%
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    12      TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No. 457030104                    13G                     Page 3 of 8 Pages
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    1       NAMES OF REPORTING PERSONS
            Edward A. Mule
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
              NUMBER OF
                                                    -0-
               SHARES                   ----------------------------------------
                                        6     SHARED VOTING POWER
            BENEFICIALLY
                                                    609,000 (See Item 4)
              OWNED BY                  ----------------------------------------
                                        7     SOLE DISPOSITIVE POWER
                EACH
                                                    -0-
              REPORTING                 ----------------------------------------
                                        8     SHARED DISPOSITIVE POWER
               PERSON
                                                    609,000 (See Item 4)
                WITH
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     609,000  (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                        [_]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.04%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No. 457030104                    13G                     Page 4 of 8 Pages
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    1       NAMES OF REPORTING PERSONS
            Robert J. O'Shea
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
              NUMBER OF
                                                    -0-
               SHARES                   ----------------------------------------
                                        6     SHARED VOTING POWER
            BENEFICIALLY
                                                    609,000 (See Item 4)
              OWNED BY                  ----------------------------------------
                                        7     SOLE DISPOSITIVE POWER
                EACH
                                                    -0-
              REPORTING                 ----------------------------------------
                                        8     SHARED DISPOSITIVE POWER
               PERSON
                                                    609,000 (See Item 4)
                WITH
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     609,000  (See Item 4)
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                        [_]
--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.04%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No. 457030104                    13G                     Page 5 of 8 Pages
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Item 1(a)         Name of Issuer:

                  The name of the issuer is Ingles Markets Incorporated (the "Company").

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  The Company's principal executive office is located at P.O. Box 6676, Asheville, North Carolina 28816.

Item 2(a)         Name of Person Filing:

                  This Schedule 13G is being jointly filed by Silver Point Capital, L.P., a Delaware limited partnership (the "Investment Manager"), Mr. Edward A. Mule and Robert J. O'Shea with respect to the ownership of the shares of Common Stock by Silver Point Capital Fund, L.P. (the "Fund"), and Silver Point Capital Offshore Fund, Ltd. (the "Offshore Fund").(1)

                  The Reporting Persons have entered into a Joint Filing Agreement, dated June 27, 2006, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of each of the Reporting Persons is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

Item 2(c)         Citizenship:

                  Silver  Point   Capital,   L.P.  is  organized  as  a  limited
partnership under the laws of the State of Delaware. Both Mr. Mule and Mr. O'Shea are U.S. citizens.

Item 2(d)         Title of Class of Securities:

                  Class A Common Stock, par value $0.05.

Item 2(e)         CUSIP No.:     457030104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

(1) Silver Point Capital, L.P. ("Silver Point") is the investment manager of the Fund and the Offshore Fund (the "Funds") and by reason of such status may be deemed to be the beneficial owner of the reported securities held by the Funds. Messrs. Mule and O'Shea each indirectly control Silver Point and by virtue of such status may be deemed to be the beneficial owners of all reported securities held by the Funds. Messrs. Mule and O'Shea disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest, and this report shall not be deemed to be an admission that they are the beneficial owners of such securities.

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CUSIP No. 457030104                    13G                     Page 6 of 8 Pages
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Item 4            Ownership:

                  A. Silver Point Capital, L.P.

                        (a) Amount beneficially owned: 609,000

                        (b) Percent of class: 5.04%

                        (c) Number of shares as to which such person has:

                              (i)   Sole power to vote or direct the vote: -0-

                              (ii)  Shared  power to vote or  direct  the  vote:
                                    609,000

                              (iii) Sole   power  to   dispose   or  direct  the
                                    disposition: -0-

                              (iv)  Shared   power  to  dispose  or  direct  the
                                    disposition: 609,000

                  B. Edward A. Mule

                        (a) Amount beneficially owned: 609,000

                        (b) Percent of class: 5.04%.

                        (c) Number of shares as to which such person has:

                              (j)   Sole power to vote or direct the vote: 0

                              (ii)  Shared  power to vote or  direct  the  vote:
                                    609,000

                              (iii) Sole   power  to   dispose   or  direct  the
                                    disposition: 0

                              (iv)  Shared   power  to  dispose  or  direct  the
                              disposition: 609,000

                  C. Robert J. O'Shea

                        (a) Amount beneficially owned: 609,000

                        (b) Percent of class: 5.04%.

                        (c) Number of shares as to which such person has:

                              (k)   Sole power to vote or direct the vote: 0

                              (ii)  Shared  power to vote or  direct  the  vote:
                                    609,000

                              (iii) Sole   power  to   dispose   or  direct  the
                                    disposition: 0

                              (iv)  Shared   power  to  dispose  or  direct  the
                                    disposition: 609,000

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CUSIP No. 457030104                    13G                     Page 7 of 8 Pages
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Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership  of More Than  Five  Percent  on  Behalf of  Another
                  Person:

                  See response to Item 4.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

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CUSIP No. 457030104                    13G                     Page 8 of 8 Pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 27, 2006

                                                  Silver Point Capital, L.P.

                                                  By: /s/ Frederick H. Fogel
                                                      --------------------------
                                                  Name: Frederick H. Fogel
                                                  Its:  Authorized Signatory

                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

      (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

      (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: June 27, 2006

                                                  Silver Point Capital, L.P.

                                                  By: /s/ Frederick H. Fogel
                                                      --------------------------
                                                  Name: Frederick H. Fogel
                                                  Its:  Authorized Signatory

                                                  /s/ Edward A. Mule
                                                  ------------------------------
                                                  Edward A. Mule, individually

                                                  /s/ Robert J. O'Shea
                                                  ------------------------------
                                                  Robert J. O'Shea, individually